For Immediate Release

Contact: Hannah Burns (212)272-2395
      Anne Graber     (212)272-8188

      THE BEAR STEARNS COMPANIES INC.
      REPORTS FIRST QUARTER RESULTS;
         ANNOUNCES ANNUAL MEETING


New York, New York -- October 16, 1995 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced earnings for the company's first fiscal quarter ended September 29, 1995.

   Net income for the first quarter of fiscal 1996 was $93.8 million, or 67 cents per share, versus $35.5 million, or 23 cents per share, for the comparable quarter last year. Revenues, net of interest expense, for the quarter ended September 29, 1995 were $617.5 million, versus $433.6 million for the comparable quarter a year ago.

   President and Chief Executive Officer James E. Cayne stated, "Our performance in the first quarter demonstrates our balanced stream of revenues. The majority of our businesses, both established and developing, posted substantial gains quarter-over-quarter. We are particularly pleased with the continued expansion of our investment banking franchise, evidenced by a 50% increase in overall revenues attributable to robust merger and acquisition activity and a pick-up in equity new-issue volume. We are equally please with the results of both the equity and fixed income trading areas, in addition to the continued solid contribution from our correspondent clearing franchise."

   The company said that the overall 29% increase in commission revenues over the first quarter of fiscal 1995 included a 37% revenue increase in both the Correspondent Clearing and Private Client Services Divisions. Revenues from principal activities rose 51% over the same period, reflecting significant gains in the bankruptcy/high yield, convertible bond, corporate bond, derivatives, government bond and over-the-counter trading areas.

   The quarter was characterized by an environment of stabilized interest rates which resulted in increased liquidity, bolstering new-issue volume in both the debt and equity markets. The increase in investment banking revenues reflects a 61% rise in equity issuance management fees and syndicate commissions, and a 162% rise in merger and acquisition fees.

Annual Meeting

   The Bear Stearns Companies Inc. Annual Meeting of Shareholders will be held on Monday, October 30, 1995 at 5:00 pm in the fifth floor auditorium at the company's headquarters located at 245 Park Avenue in New York City.

   The Bear Stearns Companies Inc. is the parent company of Bear,
Stearns & Co. Inc., a leading investment banking and securities trading firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., professional and correspondent clearing services are provided, including securities lending. Headquartered in New York City, the company has over 7,400 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, D.C.; and an international presence in Beijing, Buenos Aires, Geneva, Hong Kong, Karachi, London, Madrid, Manila, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of September 29, 1995, total capital, including stockholders' equity and long-term borrowings, was $6.8 billion. Book value as of September 29, 1995 was $15.24 per share, based on 137,384,404 shares outstanding.


                      THE BEAR STEARNS COMPANIES INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                                (UNAUDITED)
                                               Three Months Ended
                                         September 29,   September 30,
                                             1995            1994(1)
                                       (In thousands, except share data)
Revenues
  Commissions                           $    155,190    $   120,329
  Principal transactions                     269,915        178,796
  Investment banking                          87,405         58,352
  Interest and dividends                     553,921        444,440
  Other income                                 8,003          6,508
    Total revenues                         1,074,434        808,425
  Interest expense                           456,945        374,800
  Revenues, net of interest expense          617,489        433,625

Expenses
  Employee compensation and benefits         306,997        231,029
  Floor brokerage, exchange
   and clearance fees                         29,746         25,661
  Communications                              22,498         21,326
  Occupancy                                   21,146         19,989
  Depreciation and amortization               16,276         13,793
  Advertising and market development          12,524         14,424
  Data processing and equipment                8,981          8,407
  Other expenses                              42,911         41,801
    Total expenses                           461,079        376,430

  Income before provision for
   income taxes                              156,410         57,195
  Provision for income taxes                  62,564         21,734

  Net income                             $    93,846    $    35,461

  Net income applicable to
   common shares                         $    87,636    $    29,229

  Earnings per share (2)                 $       .67    $       .23

  Weighted average common and
   common equivalent shares
   outstanding (2)                       136,934,498    135,135,285

  Cash dividends declared
   per common share                      $       .15    $       .15

<F1>
(1) Restated to conform prior period amounts to current period's presentation.
<F2>
(2) Adjusted for 5% stock dividend declared on April 19, 1995.